Exhibit 99.1

CONTACT

Investors:	Media:
Atish Shah	Farley Kern
Hyatt Hotels Corporation	Hyatt Hotels Corporation
312.780.5427	312.780.5506
atish.shah@hyatt.com	farley.kern@hyatt.com

FOR IMMEDIATE RELEASE

HYATT REPORTS FIRST QUARTER 2013 RESULTS

CHICAGO (May 1, 2013)—Hyatt Hotels Corporation (“Hyatt” or the “Company”) (NYSE: H) today reported first quarter 2013 financial results as follows:

•	Adjusted EBITDA was $131 million in the first quarter of 2013 compared to $125 million in the first quarter of 2012, an increase of 4.8%.

•

Adjusted for special items, net income attributable to Hyatt was $14 million, or $0.09 per share, during the first quarter of 2013 compared to net income attributable to Hyatt of $5 million, or $0.03 per share, during the first quarter of 2012.

•

Net income attributable to Hyatt was $8 million, or $0.05 per share, during the first quarter of 2013 compared to net income attributable to Hyatt of $10 million, or $0.06 per share, in the first quarter of 2012.

•	Comparable owned and leased hotel RevPAR increased 4.5% (4.4% excluding the effect of currency) in the first quarter of 2013 compared to the first quarter of 2012.

•

Owned and leased hotel operating margins increased 20 basis points in the first quarter of 2013 compared to the first quarter of 2012. Comparable owned and leased hotel operating margins were flat in the first quarter of 2013 compared to the first quarter of 2012.

•	Comparable systemwide RevPAR increased 2.4% (3.2% excluding the effect of currency) in the first quarter of 2013 compared to the first quarter of 2012.

•

Comparable U.S. full service hotel RevPAR increased 2.7% in the first quarter of 2013 compared to the first quarter of 2012. Comparable U.S. select service hotel RevPAR increased 6.4% in the first quarter of 2013 compared to the first quarter of 2012.

•	Eight properties were opened. As of March 31, 2013, the Company’s executed contract base consisted of approximately 200 hotels or 45,000 rooms.

•	The Company repurchased 664,951 shares of Class A common stock at a weighted average price of $41.32 per share, for an aggregate purchase price of approximately $27 million.

•	On April 30, 2013, the Company’s Board of Directors authorized the repurchase of up to an additional $200 million of common stock.

Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, “Our first quarter of 2013 reflected continued improvement in average daily rates with comparable owned and leased average daily rate increasing 4% excluding the impact of currency. We continued to see strength in transient demand, however group demand declined, in part due to the timing of Easter as compared to the prior year.

“Our global realignment has been completed and we are seeing the benefits of increased adaptability and innovation. We are operating under a structure that is able to be leveraged as we continue to expand. We believe that our current run-rate in SG&A is at a normalized level and we continue to maintain discipline on expense growth.

“We continue to execute on our strategy of expanding in new and attractive markets, with hotels opening in the United States, South Korea, China and India. We increased our presence in India and France with announced conversions of five existing hotels in India and four iconic hotels in France. We also acquired a historic landmark property, The Driskill, located in Austin, Texas. We remain active in our asset recycling program and seek opportunities to grow our portfolio of hotels. Our executed contract base, as a percentage of our existing portfolio, is the largest among our peers which indicates strong demand for our brands around the world.

“Looking ahead, we continue to focus on improving performance at existing hotels and expanding in new and attractive markets. Owned hotels that have recently undergone renovations are performing well, particularly in New York and San Francisco. As the year progresses, we expect margins to improve as we benefit from increases in average daily rate.

“Finally, we continue to create long-term value for our stockholders by investing in growth for our business while at the same time returning capital to our stockholders. In the first quarter, we repurchased approximately $27 million of common stock and are pleased to announce that our Board of Directors has authorized the repurchase of up to an additional $200 million of common stock.”

SEGMENT RESULTS & OTHER ITEMS

Owned and Leased Hotels Segment

Total segment Adjusted EBITDA increased 2.2% in the first quarter of 2013 compared to the same period in 2012. Owned and leased Adjusted EBITDA increased 5.3% in first quarter of 2013 compared to the same period in 2012. Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA decreased 11.1% in the first quarter of 2013 compared to the same period in 2012. The decrease was primarily due to asset sales and weaker performance in certain international markets.

RevPAR for comparable owned and leased hotels increased 4.5% (4.4% excluding the effect of currency) in the first quarter of 2013 compared to the same period in 2012. Occupancy improved 20 basis points and ADR increased 4.1% (4.0% excluding the effect of currency) compared to the same period in 2012.

Revenue increased 4.0% in the first quarter of 2013 compared to the same period in 2012. Comparable hotel revenue increased 1.7% in the first quarter of 2013 compared to the same period in 2012.

Revenue for comparable owned and leased hotels was negatively impacted by a decline in group room revenue and lower banquet revenue.

Owned and leased hotel expenses increased 3.7% in the first quarter of 2013 compared to the same period in 2012. Excluding expenses related to benefit programs funded through Rabbi Trusts and non-comparable hotel expenses, expenses increased 1.6% in the first quarter of 2013 compared to the same period in 2012. See the table on page 9 of the accompanying schedules for a reconciliation of comparable owned and leased hotels expenses to owned and leased hotels expenses.

The following hotel was added to the portfolio during the first quarter:

•	The Driskill (owned, 189 rooms)

Americas Management and Franchising Segment

Adjusted EBITDA increased 4.3% in the first quarter of 2013 compared to the same period in 2012.

RevPAR for comparable Americas full service hotels increased 2.6% (2.8% excluding the effect of currency) in the first quarter of 2013 compared to the same period in 2012. Occupancy decreased 70 basis points and ADR increased 3.6% (3.8% excluding the effect of currency) compared to the same period in 2012. RevPAR was negatively impacted by renovations at certain managed hotels and the timing of Easter.

Group rooms revenue at comparable U.S. full service hotels decreased 5.8% in the first quarter of 2013 compared to the same period in 2012. Group room nights decreased 7.4% and group ADR increased 1.7% in the first quarter of 2013 compared to the same period in 2012.

Transient rooms revenue at comparable U.S. full service hotels increased 8.0% in the first quarter of 2013 compared to the same period in 2012. Transient room nights increased 3.7% and transient ADR increased 4.1% in the first quarter of 2013 compared to the same period in 2012.

RevPAR for comparable Americas select service hotels increased 6.4% (6.4% excluding the effect of currency) in the first quarter of 2013 compared to the same period in 2012. Occupancy increased 170 basis points and ADR increased 3.9% (3.9% excluding the effect of currency) compared to the same period in 2012.

Revenue from management and franchise fees was flat in the first quarter of 2013 compared to the same period in 2012. Fees were negatively impacted by the previously mentioned renovations at certain managed hotels, contract change or termination fees received in the prior period and fewer managed hotels in the first quarter of 2013 compared to the same period in 2012.

The following four hotels were added to the portfolio during the first quarter:

•	The Driskill (owned, 189 rooms)
•	Hyatt Place Corpus Christi (franchised, 103 rooms)
•	Hyatt Place Austin Downtown (franchised, 296 rooms)
•	Hyatt Place New York/Midtown-South (franchised, 185 rooms)

Southeast Asia, China, Australia, South Korea and Japan (ASPAC) Management and Franchising Segment

Adjusted EBITDA decreased 18.2% in the first quarter of 2013 compared to the same period in 2012.

RevPAR for comparable ASPAC hotels decreased 2.6% (0.4% excluding the effect of currency) in the first quarter of 2013 compared to the same period in 2012. Occupancy increased 70 basis points and ADR decreased 3.6% (1.4% excluding the effect of currency) compared to the same period in 2012. RevPAR was negatively impacted by renovations at several hotels.

Revenue from management and franchise fees decreased 13.6% in the first quarter of 2013 compared to the same period in 2012. Fees were negatively impacted by a contract termination fee received in the prior period and the previously mentioned renovations.

The following two hotels were added to the portfolio during the first quarter:

•	Park Hyatt Busan, South Korea (managed, 269 rooms)
•	Hyatt Regency Qingdao, China (managed, 439 rooms)

Europe, Africa, Middle East and Southwest Asia (EAME/SW Asia) Management Segment

Adjusted EBITDA increased 33.3% in the first quarter of 2013 compared to the same period in 2012.

RevPAR for comparable EAME/SW Asia hotels increased 4.6% (6.2% excluding the effect of currency) in the first quarter of 2013 compared to the same period in 2012. Occupancy increased 440 basis points and ADR decreased 2.5% (1.0% excluding the effect of currency) compared to the same period in 2012.

Revenue from management and franchise fees was flat in the first quarter of 2013 compared to the same period in 2012.

The following two hotels were added to the portfolio during the first quarter:

•	Hyatt Amritsar, India (managed, 248 rooms)
•	Hyatt Ahmedabad, India (managed, 178 rooms)

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses decreased by 9.7% in the first quarter of 2013 compared to the same period in 2012. Adjusted selling, general, and administrative expenses decreased by 7.2% in the first quarter of 2013 compared to the same period in 2012. See the table on page 8 of the accompanying schedules for a reconciliation of adjusted selling, general, and administrative expenses to selling, general, and administrative expenses.

OPENINGS AND FUTURE EXPANSION

Eight hotels were added in the first quarter of 2013, each of which is listed above.

The Company expects that a significant number of new properties will be opened under various Company brands in the future. As of March 31, 2013 this effort was underscored by executed management or franchise contracts for approximately 200 hotels (or approximately 45,000 rooms) across all brands. The executed contracts represent potential entry into several new countries and expansion into new markets or markets in which the Company is under-represented.

CAPITAL EXPENDITURES

Capital expenditures during the first quarter of 2013 totaled $43 million, categorized as follows:

•	Maintenance: $14 million
•	Enhancements to existing properties: $20 million
•	Investment in new properties: $9 million

SHARE REPURCHASE

During the first quarter of 2013, the Company repurchased 664,951 shares of Class A common stock at a weighted average price of $41.32 per share, for an aggregate purchase price of approximately $27 million. From April 1 through April 26, 2013, the Company repurchased 372,764 shares of Class A common stock at a weighted average price of $41.78 per share, for an aggregate purchase price of approximately $16 million, and had approximately $21 million remaining under its repurchase authorization as of April 26, 2013. On April 30, 2013, the Company’s Board of Directors authorized the repurchase of up to an additional $200 million of the Company’s common stock. These repurchases may be made from time to time in the open market, in privately negotiated transactions, or otherwise, including pursuant to a Rule 10b5-1 plan, at prices that the Company deems appropriate and subject to market conditions, applicable law and other factors deemed relevant in the Company’s sole discretion. The Company is not obligated to repurchase any dollar amount or any number of shares of common stock, and repurchases may be suspended or discontinued at any time. The Company intends to pay for shares repurchased with cash from its balance sheet.

CORPORATE FINANCE

During the quarter, the Company completed the following transactions:

•	Acquired The Driskill in Austin, Texas for approximately $85 million.
•	Sold three select service hotels, with an aggregate of 426 rooms, for approximately $36 million.
•

Sold its interest in a joint venture for a nominal amount. The joint venture owned one ASPAC hotel which the Company continues to manage under a long-term agreement. As a result of this sale, the Company’s pro rata share of unconsolidated hospitality venture debt was reduced by approximately $23 million.

•	Entered into long-term management agreements for four hotels in France. In conjunction with the agreements, the Company entered into a seven year performance guarantee.

Subsequent to the end of the quarter, the Company:

•

Announced that it will redeem its outstanding 5.750% Senior Notes due 2015, of which an aggregate principal amount of $250 million is currently outstanding, on May 10, 2013. In accordance with the terms of the Notes, the redemption price is expected to be approximately $281 million.

•	Commenced a cash tender offer to purchase any and all of its $250 million outstanding aggregate principal amount of 6.875% Senior Notes due 2019.

On March 31, 2013, the Company had total debt of approximately $1.2 billion.

On March 31, 2013, the Company had cash and cash equivalents, including investments in highly-rated money market funds and similar investments, of approximately $330 million and short-term investments of approximately $457 million.

On March 31, 2013, the Company had undrawn borrowing availability of approximately $1.4 billion under its revolving credit facility.

2013 INFORMATION

The Company is providing the following information for the 2013 fiscal year:

•	Adjusted SG&A expense is expected to be approximately $305 million.
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Capital expenditures are expected to be approximately $275 million, including approximately $100 million for investment in new properties, such as Grand Hyatt Rio de Janeiro, Hyatt Place Omaha and other properties.

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In addition to the capital expenditures described above, investment spending is expected to be approximately $100 to $120 million. Investment spending includes new equity investments in joint ventures, debt investments, contract acquisition costs, or other investments.

•	Depreciation and amortization expense is expected to be approximately $340 million.
•

Interest expense is expected to be approximately $70 million (excluding any impact from the previously mentioned 2015 Senior Notes redemption and 2019 Senior Notes tender offer, as these have not been completed).

•	Expects to open over 35 hotels in 2013.

CONFERENCE CALL INFORMATION

The Company will hold an investor conference call today, May 1, 2013, at 10:30 a.m. CT. The Company requests that questions be submitted via email to earnings@hyatt.com by 9:00 a.m. CT. Hyatt management will read and respond to as many submitted questions as possible. All interested persons may listen to a simultaneous webcast of the conference call, which may be accessed through the Company’s website at http://www.hyatt.com and selecting the Investor Relations link located at the bottom of the page, or by dialing 857.244.7307, passcode #84546251, approximately 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, a replay will be available from 1:00 p.m. CT on May 1, 2013 through midnight on May 8, 2013 by dialing 617.801.6888, passcode #65897105. Additionally, an archive of the webcast will be available on the Investor Relations website for approximately 90 days.

DEFINITIONS

Adjusted EBITDA

We use the term Adjusted EBITDA throughout this earnings release. Adjusted EBITDA, as we define it, is a non-GAAP measure. We define consolidated Adjusted EBITDA as net income attributable to Hyatt Hotels Corporation plus our pro-rata share of unconsolidated hospitality ventures Adjusted EBITDA based on our ownership percentage of each venture, adjusted to exclude the following items:

•	equity losses from unconsolidated hospitality ventures;
•	asset impairments;
•	other income, net;
•	depreciation and amortization;
•	interest expense; and
•	(provision) benefit for income taxes.

We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments to corporate and other Adjusted EBITDA.

Our Board of Directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operating performance both on a segment and on a consolidated basis. Our president and chief executive officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our Board of Directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA or some combination of both.

We believe Adjusted EBITDA is useful to investors because it provides investors the same information that we use internally for purposes of assessing our operating performance and making selected compensation decisions.

Adjusted EBITDA is not a substitute for net income attributable to Hyatt Hotels Corporation, net income, cash flows from operating activities or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by reference to our GAAP results and using Adjusted EBITDA supplementally.

Adjusted Selling, General, and Administrative Expense

Adjusted selling, general, and administrative expenses exclude the impact of expenses related to benefit programs funded through rabbi trusts.

Comparable Owned and Leased Hotel Operating Margin

We define Comparable Owned and Leased Hotel Operating Margin as the difference between comparable owned and leased hotels revenue and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenue is calculated by removing non-comparable hotels revenue from owned and leased hotels revenue as reported in our condensed consolidated statements of income. Comparable owned and leased hotel expenses is calculated by removing both non-comparable hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotel expenses as reported in our condensed consolidated statements of income.

Comparable Hotels

Comparable systemwide hotels represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. We may use variations of comparable systemwide hotels to specifically refer to comparable systemwide Americas full service or select service hotels for those properties that we manage or franchise within the Americas management and franchising segment, comparable systemwide ASPAC full service hotels for those properties that we manage or franchise within the ASPAC management and franchising segment, or comparable systemwide EAME/SW Asia full service hotels for those properties that we manage within the EAME/SW Asia management segment. Comparable operated hotels is defined the same as Comparable systemwide hotels with the exception that it is limited to only those hotels we manage or operate and excludes hotels we franchise. “Comparable owned and leased hotels” represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable systemwide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in the industry. Non-comparable systemwide hotels or Non-comparable owned and leased hotels represent all hotels that do not meet the respective definition of comparable as defined above.

Revenue per Available Room (RevPAR)

RevPAR is the product of the average daily rate and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, telephone and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in the industry.

RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities and room amenity costs), and could also result in increased ancillary revenues (including food and beverage). In contrast, changes in average room rates typically have a greater impact on margins and profitability as there is no substantial effect on variable costs.

Average Daily Rate (ADR)

ADR represents hotel room revenues, divided by total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Occupancy

Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of our hotels’ available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

Select service

The term select service includes the brands Hyatt Place and Hyatt House. These properties have limited food and beverage outlets and do not offer comprehensive business or banquet facilities but rather are suited to serve smaller business meetings.

FORWARD-LOOKING STATEMENTS

Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, occupancy and ADR trends, market share, margin trends, the number of properties we expect to open in the future, our expected adjusted SG&A expense, capital expenditures, depreciation and amortization expense and interest expense estimates, financial performance, expected funding under performance guarantees, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, general economic uncertainty in key global markets, the rate and pace of economic recovery following economic downturns; levels of spending in business and leisure segments as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to short and medium-term group bookings; our ability to successfully achieve certain levels of operating profit at hotels that have performance guarantees with our third-party owners; the impact of hotel renovations; our ability to successfully execute and implement our organizational realignment; our ability to successfully execute our common stock repurchase program; loss of key personnel, including as a result of our organizational realignment; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; travel-related accidents; changes in the tastes and preferences of our customers; relationships with associates and labor unions and changes in labor law; the financial condition of, and our relationships with, third-party property owners, franchisees and hospitality venture partners; if our third-party owners, franchisees or development partners are unable to access the capital necessary to fund current operations or implement our plans for growth; risk associated with potential acquisitions and dispositions and the introduction of new brand concepts; changes in the competitive environment in our industry and the markets where we operate; outcomes of legal proceedings; changes in federal, state, local or foreign tax law; foreign exchange rate fluctuations or currency restructurings; general volatility of the capital markets; our ability to access the capital markets; and other risks discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K, which filings are available from the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

About Hyatt Hotels Corporation

Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a proud heritage of making guests feel more than welcome. Thousands of members of the Hyatt family strive to make a difference in the lives of the guests they encounter every day by providing authentic hospitality. The Company’s subsidiaries manage, franchise, own and develop hotels and resorts under the Hyatt®, Park Hyatt®, Andaz®, Grand Hyatt®, Hyatt Regency®, Hyatt Place® and Hyatt House® brand names and have locations on six continents. Hyatt Residential Group, Inc., a Hyatt Hotels Corporation subsidiary, develops, operates, markets or licenses Hyatt ResidencesTM and Hyatt Residence ClubTM. As of March 31, 2013, the Company’s worldwide portfolio consisted of 508 properties in 46 countries. For more information, please visit www.hyatt.com.

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Tables to follow

Hyatt Hotels Corporation

Table of Contents

Financial Information (unaudited)

1.	Condensed Consolidated Statements of Income
2.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a Reconciliation of EBITDA to Net Income Attributable to Hyatt Hotels Corporation
3.	Reconciliation of Non-GAAP to GAAP Measure: Summary of Special Items - Three Months Ended March 31, 2013 and 2012
4.	Segment Financial Summary
5.	Hotel Chain Statistics - Comparable Locations
6.	Hotel Brand Statistics - Comparable Locations
7.	Fee Summary
8.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses
9.	Reconciliation of Non-GAAP to GAAP Measure: Comparable Owned and Leased Hotel Operating Margin to Owned and Leased Hotel Operating Margin
10.	Net Gains and Interest Income from Marketable Securities Held to Fund Operating Programs
11.	Properties and Rooms / Units by Geography
12.	Properties and Rooms / Units by Brand

Hyatt Hotels Corporation

Condensed Consolidated Statements of Income

For the Three Months Ended March 31, 2013 and 2012

(in millions, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2013	2012
REVENUES:
Owned and leased hotels	$492	$473
Management and franchise fees	75	79
Other revenues	20	17
Other revenues from managed properties (a)	388	389

Total revenues	975	958
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	391	377
Depreciation and amortization	88	86
Other direct costs	7	6
Selling, general, and administrative	84	93
Other costs from managed properties (a)	388	389

Direct and selling, general, and administrative expenses	958	951
Net gains and interest income from marketable securities held to fund operating programs	10	14
Equity losses from unconsolidated hospitality ventures	(1)	(1)
Interest expense	(17)	(18)
Asset impairments	(8)	—
Other income, net	2	12

INCOME BEFORE INCOME TAXES	3	14
(PROVISION) BENEFIT FOR INCOME TAXES	5	(4)

NET INCOME	8	10
NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—

NET INCOME ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$8	$10

EARNINGS PER SHARE - Basic
Net income	$0.05	$0.06
Net income attributable to Hyatt Hotels Corporation	$0.05	$0.06
EARNINGS PER SHARE - Diluted
Net income	$0.05	$0.06
Net income attributable to Hyatt Hotels Corporation	$0.05	$0.06

Basic share counts	161.9	165.5
Diluted share counts	162.5	166.0

(a)	The Company includes in total revenues the reimbursement of costs incurred on behalf of managed hotel property owners with no added margin and includes in direct and selling, general, and administrative expenses these reimbursed costs. These costs relate primarily to payroll costs where the Company is the employer.

Hyatt Hotels Corporation

Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a Reconciliation of EBITDA to Net Income Attributable to Hyatt Hotels Corporation

The table below provides a reconciliation of consolidated Adjusted EBITDA to EBITDA and a reconciliation of EBITDA to net income attributable to Hyatt Hotels Corporation. Adjusted EBITDA, as the Company defines it, is a non-GAAP financial measure. See Definitions for our definition of Adjusted EBITDA and why we present it.

(in millions)

	Three Months Ended March 31,
	2013	2012
Adjusted EBITDA	$131	$125
Equity losses from unconsolidated hospitality ventures	(1)	(1)
Asset impairments	(8)	—
Other income, net	2	12
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	(16)	(18)

EBITDA	$108	$118
Depreciation and amortization	(88)	(86)
Interest expense	(17)	(18)
(Provision) benefit for income taxes	5	(4)

Net income attributable to Hyatt Hotels Corporation	$8	$10

Hyatt Hotels Corporation

Reconciliation of Non-GAAP to GAAP Measure: Summary of Special Items - Three Months Ended March 31, 2013 and 2012

The following table represents a reconciliation of net income attributable to Hyatt Hotels Corporation, adjusted for special items, to net income attributable to Hyatt Hotels Corporation presented for the three months ended March 31, 2013 and March 31, 2012, respectively.

(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income	Three Months Ended March 31,
		2013	2012
Net income attributable to Hyatt Hotels Corporation		$8	$10

Earnings per share		$0.05	$0.06

Special items
Asset impairments (a)	Asset impairments	8	—
Foreign currency translation loss on sale of joint venture (b)	Equity losses from unconsolidated hospitality ventures	2	—
Marketable securities (c)	Other income, net	—	(8)

Total special items - pre-tax		10	(8)
Income tax (provision) benefit for special items	(Provision) benefit for income taxes	(4)	3

Total special items - after-tax		6	(5)

Special items impact per share		$0.04	$(0.03)

Net income attributable to Hyatt Hotels Corporation, adjusted for special items		$14	$5

Earnings per share, adjusted for special items		$0.09	$0.03

(a)	Asset impairments - In conjunction with our regular assessment of impairment indicators, we identified property and equipment whose carrying value exceeded its fair value and as a result recorded an $8 million impairment charge to asset impairments in the condensed consolidated statements of income in the three months ended March 31, 2013.
(b)	Foreign currency translation loss on sale of joint venture - During the three months ended March 31, 2013, we had a foreign currency translation loss of $2 million as a result of the sale of our interest in a foreign joint venture.
(c)	Marketable securities - Represents gains on investments in trading securities not used to fund operating programs.

Hyatt Hotels Corporation

Segment Financial Summary

(in millions)

	Three Months Ended March 31,		Change ($)	Change (%)
	2013	2012
Revenue
Owned and leased	$492	$473	$19	4.0%
Americas	64	64	—	—%
ASPAC	19	22	(3)	(13.6)%
EAME/SW Asia	15	15	—	—%

Total management and franchising	98	101	(3)	(3.0)%
Corporate and other	20	17	3	17.6%
Other revenues from managed properties	388	389	(1)	(0.3)%
Eliminations	(23)	(22)	(1)	(4.5)%

Total revenues	$975	$958	$17	1.8%

Adjusted EBITDA
Owned and leased	$79	$75	$4	5.3%
Pro rata share of unconsolidated hospitality ventures	16	18	(2)	(11.1)%

Total owned and leased	95	93	2	2.2%
Americas management and franchising	48	46	2	4.3%
ASPAC management and franchising	9	11	(2)	(18.2)%
EAME/SW Asia management	8	6	2	33.3%
Corporate and other	(29)	(31)	2	6.5%

Adjusted EBITDA	$131	$125	$6	4.8%

Hyatt Hotels Corporation

Hotel Chain Statistics

Comparable Locations

	Three Months Ended March 31,		Change	Change (in constant $)
	2013	2012
Owned and leased hotels (# hotels) (a)
Full service (44)
ADR	$208.81	$200.47	4.2%	4.1%
Occupancy	70.1%	70.2%	(0.1)% pts
RevPAR	$146.38	$140.77	4.0%	3.9%
Select service (53)
ADR	$108.70	$103.58	4.9%	4.9%
Occupancy	73.1%	71.8%	1.3% pts
RevPAR	$79.45	$74.36	6.8%	6.8%
Comparable owned and leased hotels (97)
ADR	$179.77	$172.76	4.1%	4.0%
Occupancy	70.9%	70.7%	0.2% pts
RevPAR	$127.53	$122.07	4.5%	4.4%
Managed and franchised hotels (# hotels; includes owned and leased hotels)
Americas
Full service (137)
ADR	$177.87	$171.67	3.6%	3.8%
Occupancy	69.6%	70.3%	(0.7)% pts
RevPAR	$123.72	$120.60	2.6%	2.8%
Select service (214)
ADR	$108.05	$104.03	3.9%	3.9%
Occupancy	72.6%	70.9%	1.7% pts
RevPAR	$78.49	$73.77	6.4%	6.4%
ASPAC
Full service (48)
ADR	$227.76	$236.27	(3.6)%	(1.4)%
Occupancy	64.6%	63.9%	0.7% pts
RevPAR	$147.09	$151.02	(2.6)%	(0.4)%
EAME/SW Asia
Full service (50)
ADR	$238.18	$244.40	(2.5)%	(1.0)%
Occupancy	63.5%	59.1%	4.4% pts
RevPAR	$151.13	$144.53	4.6%	6.2%
Comparable systemwide hotels (449)
ADR	$174.57	$171.87	1.6%	2.4%
Occupancy	68.8%	68.3%	0.5% pts
RevPAR	$120.16	$117.31	2.4%	3.2%

(a)	Owned and leased hotel figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation

Hotel Brand Statistics

Comparable Locations

	Three Months Ended March 31,		Change	Change (in constant $)
	2013	2012

Systemwide (# hotels; includes owned, leased, managed and franchised hotels)

Park Hyatt (27)
ADR	$354.75	$358.59	(1.1)%	0.7%
Occupancy	63.6%	60.2%	3.4% pts
RevPAR	$225.74	$215.84	4.6%	6.4%

Andaz (8)
ADR	$259.85	$259.10	0.3%	0.6%
Occupancy	69.5%	68.3%	1.2% pts
RevPAR	$180.62	$176.91	2.1%	2.4%

Grand Hyatt (36)
ADR	$239.09	$238.35	0.3%	1.5%
Occupancy	71.2%	72.1%	(0.9)% pts
RevPAR	$170.19	$171.88	(1.0)%	0.2%

Hyatt (26)
ADR	$163.79	$156.14	4.9%	4.5%
Occupancy	68.1%	67.5%	0.6% pts
RevPAR	$111.49	$105.42	5.8%	5.4%

Hyatt Regency (138)
ADR	$168.39	$165.48	1.8%	2.5%
Occupancy	66.9%	66.6%	0.3% pts
RevPAR	$112.71	$110.27	2.2%	3.0%

Hyatt Place (161)
ADR	$102.02	$98.47	3.6%	3.6%
Occupancy	71.7%	70.4%	1.3% pts
RevPAR	$73.13	$69.34	5.5%	5.5%

Hyatt House (53)
ADR	$123.75	$118.85	4.1%	4.1%
Occupancy	75.3%	72.3%	3.0% pts
RevPAR	$93.16	$85.90	8.5%	8.5%

Hyatt Hotels Corporation

Fee Summary

(in millions)

	Three Months Ended March 31,		Change ($)	Change (%)
	2013	2012
Fees
Base management fees	$37	$38	$(1)	(2.6)%
Incentive management fees	25	26	(1)	(3.8)%
Franchise fees and other revenue	13	15	(2)	(13.3)%

Total fees	$75	$79	$(4)	(5.1)%

Hyatt Hotels Corporation

Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses

Results of operations as presented on condensed consolidated statements of income include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in selling, general, and administrative expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trust investments.

(in millions)

	Three Months Ended March 31,		Change ($)	Change (%)
	2013	2012
Adjusted selling, general, and administrative expenses (a)	$77	$83	$(6)	(7.2)%
Rabbi trust impact	7	10	(3)	(30.0)%

Selling, general, and administrative expenses	$84	$93	$(9)	(9.7)%

(a)	Segment breakdown for adjusted selling, general, and administrative expenses.

	Three Months Ended March 31,		Change ($)	Change (%)
	2013	2012
Americas management and franchising	$15	$18	$(3)	(16.7)%
ASPAC management and franchising	9	10	(1)	(10.0)%
EAME/SW Asia management	8	10	(2)	(20.0)%
Owned and leased	3	3	—	— %
Corporate and other (1)	42	42	—	— %

Adjusted selling, general, and administrative expenses	$77	$83	$(6)	(7.2)%

(1)	Corporate and other includes vacation ownership expenses of $8 million for both the three months ended March 31, 2013 and 2012.

Hyatt Hotels Corporation

Reconciliation of Non-GAAP to GAAP Measure: Comparable Owned and Leased Hotel Operating Margin to Owned and Leased Hotel Operating Margin

Below is a breakdown of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotel operating margin percentages. Results of operations as presented on the condensed consolidated statements of income include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.

(in millions)

	Three Months Ended March 31,		Change ($)	Change (%)
	2013	2012
Revenue
Comparable owned and leased hotels	$471	$463	$8	1.7%
Non-comparable hotels	21	10	11	110.0%

Owned and leased hotels revenue	$492	$473	$19	4.0%

Expenses
Comparable owned and leased hotels	$372	$366	$6	1.6%
Non-comparable hotels	16	7	9	128.6%
Rabbi trust	3	4	(1)	(25.0)%

Owned and leased hotels expense	$391	$377	$14	3.7%

Owned and leased hotel operating margin percentage	20.5%	20.3%		0.2%

Comparable owned and leased hotel operating margin percentage	21.0%	21.0%		— %

Hyatt Hotels Corporation

Net gains and interest income from marketable securities held to fund operating programs

The table below provides a reconciliation of net gains and interest income from marketable securities held to fund operating programs, all of which are completely offset within other line items of our condensed consolidated statements of income, thus having no net impact to our earnings. The gains or losses on securities held in rabbi trusts are offset to our owned and leased hotels expense for our hotel staff and selling, general, and administrative expenses for our corporate staff and personnel supporting our business segments. The gains or losses on securities held to fund our Hyatt Gold Passport program for our owned and leased hotels are offset by corresponding changes to our owned and leased hotel revenues. The table below shows the amounts recorded to the respective offsetting account.

(in millions)

	Three Months Ended March 31,		Change ($)	Change (%)
	2013	2012
Rabbi trust impact allocated to selling, general, and administrative expenses	$7	$10	$(3)	(30.0)%
Rabbi trust impact allocated to owned and leased hotels expense	3	4	(1)	(25.0)%
Net gains and interest income from marketable securities held to fund our Gold Passport program allocated to owned and leased hotels revenue	—	—	—	— %

Net gains and interest income from marketable securities held to fund operating programs	$10	$14	$(4)	(28.6)%

Hyatt Hotels Corporation

Properties and Rooms / Units by Geography

	March 31, 2013		December 31, 2012		QTD Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Owned and leased hotels (a)
Full service hotels
United States	32	14,724	31	14,536	1	188
Other Americas	4	2,102	4	2,102	0	0
ASPAC	1	601	1	601	0	0
EAME/SW Asia	11	2,438	11	2,441	0	(3)
Select service hotels
United States	53	7,243	56	7,669	(3)	(426)

Total owned and leased hotels	101	27,108	103	27,349	(2)	(241)

Managed and franchised hotels
(includes owned and leased hotels)	March 31, 2013		December 31, 2012		QTD Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Americas
Full service hotels
United States managed	105	54,910	104	54,722	1	188
Other Americas managed	15	5,802	15	5,802	0	0
Franchised	24	7,496	24	7,515	0	(19)

Subtotal	144	68,208	143	68,039	1	169
Select service hotels
United States managed	92	12,330	96	12,929	(4)	(599)
Other Americas managed	1	120	1	120	0	0
Franchised	135	17,958	128	16,774	7	1,184

Subtotal	228	30,408	225	29,823	3	585
ASPAC
Full service hotels
ASPAC managed	53	20,746	51	20,016	2	730
ASPAC franchised	2	988	2	988	0	0

Subtotal	55	21,734	53	21,004	2	730

EAME/SW Asia
Full service hotels
EAME managed	33	8,079	33	8,084	0	(5)
SW Asia managed	22	6,442	20	6,014	2	428

Subtotal	55	14,521	53	14,098	2	423
Select service hotels
SW Asia managed	1	115	1	115	0	0

Subtotal	1	115	1	115	0	0

Total managed and franchised hotels	483	134,986	475	133,079	8	1,907

Vacation ownership	15	963	15	963	0	0
Residential	10	1,102	10	1,102	0	0

Total properties and rooms/units	508	137,051	500	135,144	8	1,907

(a)	Owned and leased hotel figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation

Properties and Rooms / Units by Brand

	March 31, 2013		December 31, 2012		QTD Change
Brand	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Park Hyatt	31	6,270	30	6,014	1	256
Andaz	9	1,823	9	1,823	0	0
Hyatt	33	7,824	28	6,948	5	876
Grand Hyatt	38	21,513	38	21,515	0	(2)
Hyatt Regency	143	67,033	144	66,841	(1)	192
Hyatt Place	175	22,920	172	22,335	3	585
Hyatt House	54	7,603	54	7,603	0	0
Vacation Ownership and Residential	25	2,065	25	2,065	0	0

Total	508	137,051	500	135,144	8	1,907